Pricing Supplement Dated December 20, 2010				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.12%

Effective Dates:	12/20/2010	through	12/26/2010